Exhibit 99.1

3959 N. Lincoln Ave.	NEWS RELEASE
Chicago, IL 60613
(773) 832-3088
www.corusbank.com

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION:
November 18, 2008	Mike Dulberg
Chief Financial Officer
(773) 832-3473
E-mail: mdulberg@corusbank.com
CORUS BANKSHARES ELECTS TO DEFER
INTEREST PAYMENTS ON SUBORDINATED DEBENTURES
Chicago, Illinois — Corus Bankshares, Inc. (NASDAQ: CORS) (the “Company”) today announced that the Board of Directors (the “Board”) elected to defer interest payments on the Company’s $404.6 million of junior subordinated debentures relating to its trust preferred securities.
“In light of the current upheaval in the financial markets, and the lack of compelling indications that the markets will stabilize within the near future, the Company has elected to defer interest payments on the debentures relating to its trust preferred securities. This deferral election, an option provided for under the debentures, will allow the holding company to maintain a stronger cash and liquidity position. The decision to defer interest payments is one that both management and the Board took quite seriously, and was made after substantial and careful consideration of the challenges current market conditions pose for the Company,” said Robert J. Glickman, President and CEO.
“The deferral election will begin with regard to interest payments that would otherwise have been made in the fourth quarter of this year. The terms of the debentures and trust indentures allow for the Company to defer interest payments for up to 20 consecutive quarters. As such, the deferral of interest does not constitute a default. During the period that the interest deferrals have been elected, the Company will continue to record the expense associated with the debentures. Upon the expiration of the deferral period, all accrued and unpaid interest is due and payable. During the deferral period, the Company is precluded from paying dividends to shareholders or repurchasing its stock. On April 29, 2008, the Company announced that the Board had suspended the payment of dividends on common stock,” concluded Mr. Glickman.
On a related topic, on November 14, 2008, the Company submitted its application under the U.S. Treasury Department Troubled Asset Relief Program Capital Purchase Program. The Company has not yet received a response relating to its application.
Corus Bankshares, Inc. is a bank holding company headquartered in Chicago, Illinois. Corus conducts its banking operations through its wholly-owned banking subsidiary Corus Bank, N.A. (the “Bank”). The Bank is a nationwide construction lender, specializing in condominium, office, hotel, and apartment projects. Corus’ common stock trades on the NASDAQ Global Select Market tier of The NASDAQ Stock Market under the symbol: CORS.
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